ARRANGEMENT AGREEMENT

     THIS AGREEMENT made as of the 22nd day of April, 2005.

AMONG:

     NXTPHASE T & D CORPORATION, a corporation existing under the laws of Canada ("NxtPhase")

AND:

     BEACON POWER CORPORATION, a corporation existing under the laws of Delaware ("Beacon")

AND:

     BEACON ACQUISITION CO., an unlimited liability company incorporated under the laws of Nova Scotia ("Acquisitionco")

RECITALS:

A. Beacon and NxtPhase have agreed to effect a business combination by entering into a plan of arrangement under Section 192 of the Canada Business Corporations Act.

B. Each of El Dorado, Perseus and Working Opportunity Fund has, on or prior to the date of this Agreement, entered into a Letter Agreement.

C. The parties have entered into this Agreement to provide for the matters referred to in the foregoing recital and for other matters relating to the Arrangement.

                                   AGREEMENTS

In consideration of the premises and the respective covenants and agreements herein contained, the parties covenant and agree as follows:

PART 1
                         DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement and the recitals hereto, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth:

"1933 Act" means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder;

"Agreement" means this Arrangement Agreement, including the recitals and schedules hereto, as the same may be supplemented or amended from time to time;

"Arrangement" means an arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Agreement and the Plan of Arrangement, and any amendment or variation thereto in accordance with the terms hereof;

"Beacon Equity Incentive Plan" means Beacon's Second Amended and Restated 1998 Stock Incentive Plan, pursuant to which Beacon may issue Beacon RSUs and options to purchase Beacon Shares;

"Beacon Meeting" means the special meeting of the holders of Beacon Shares, and any adjournment thereof, to be held to consider and, if thought fit, approve the issuance of Beacon Shares in connection with the Arrangement;

"Beacon Rights Agreement" means that certain Rights Agreement dated as of September 25, 2002, between Beacon and EquiServe Trust Company, N.A., as amended on December 27, 2002;

"Beacon RSUs" means restricted stock units of Beacon issued pursuant to the Beacon Equity Incentive Plan;

"Beacon Shareholder" means a holder of Beacon Shares;

"Beacon Shares" means the common stock par value $0.01 per share in the capital of Beacon;

"Business Day" means any day other than a Saturday, a Sunday or any other day on which banks in Vancouver, British Columbia or Boston, Massachusetts are not open for business;

"CBCA" means the Canada Business Corporations Act;

"Code" means the Internal Revenue Code of 1986, as amended;

"Constating Documents" means the articles of incorporation, the articles of continuance or the articles of amalgamation pursuant to which a corporation or unlimited liability company is incorporated, organized, continued or amalgamated, as the case may be, together with any amendments thereto, and the bylaws or of such corporation or unlimited liability company, and any shareholders' agreement which has been executed by such corporation and which governs in whole or in part such corporation's affairs;

"Court" means the Supreme Court of British Columbia;

"Director" means the Director appointed pursuant to section 260 of the CBCA;

"Dissent Right" has the meaning assigned to it in the Plan of Arrangement;

"Dissenting Shareholder" has the meaning assigned to it in the Plan of Arrangement;

"Effective Date" means the date upon which the Arrangement becomes effective, as shown on the certificate of arrangement to be issued by the Director to NxtPhase;

"El Dorado" means El Dorado Investment Company, an Arizona corporation;

"Encumbrance" includes any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of entry, lease, licence, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

"Final Order" means the final order of the Court approving the Arrangement and the fairness of the terms and conditions thereof following the application contemplated by Section 2.4 of this Agreement;

"GAAP" means U.S. generally accepted accounting principles applied on a basis consistent with prior periods unless otherwise specifically stated;

"Governmental Authority" means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

"Intellectual Property" means all (a) patents and patent applications, (b) copyrights and registrations thereof and (c) trademarks, service marks, trade names, domain names and applications and registrations therefor;

"Interim Order" means the interim order of the Court pursuant to the application contemplated by Section 2.4 of this Agreement, as the same may be amended, supplemented or varied by the Court;

"Investor Rights Agreement" means that certain Investor Rights Agreement dated as of November 12, 2004 by and among NxtPhase and the holders of NxtPhase Preferred Shares, as amended to date;

"Letter Agreement" means the letter agreement regarding certain representations, warranties and covenants and indemnification related thereto, substantially in the form attached hereto as Schedule "D";

"Letter of Transmittal" has the meaning assigned to it in the Plan of Arrangement;

"Material Adverse Change" means, with respect to NxtPhase or Beacon, a material adverse change in or with respect to the assets, liabilities (actual or contingent), capital, operations, business or condition, financial or otherwise, of such company and its Subsidiaries taken as a whole but shall not include changes of general application in such company's industries or in capital markets generally;

"Material Contract" means an oral or written contract, agreement, lease, licence, permit, commitment, covenant, undertaking or instrument to which a person or any of such person's affiliates is a party or is otherwise bound and is material to the business of the person, including without limitation any contract which:

     (a) is out of the ordinary and usual course of the business of such person or affiliate,

     (b) involves an obligation of such person or affiliate to pay $100,000 or more,

     (c) relates to the acquisition or disposition of assets material to the business of such person or an affiliate,

     (d) relates to the purchase, sale, issuance, redemption, conversion, exchange or voting of any securities of such person or affiliate or the management, control or composition of the board of directors or similar governing body of such person or affiliate, or

     (e) relates to the employment of an employee of such person or affiliate or any remuneration payable by such person or affiliate to any director, officer or shareholder of such person or affiliate for acting in any capacity;

and for purposes of this definition "affiliate" means a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person;

"Nasdaq"  means  the  National   Association  of  Securities  Dealers  Automated
Quotation System - SmallCap Market;

"NxtPhase Business Plan" means that certain Business Plan of NxtPhase for the year ended December 31, 2005, a true and complete copy of which has been delivered to Beacon;

"NxtPhase Common Shares" means the common shares without par value in the capital of NxtPhase;

"NxtPhase Disclosure Letter" means that letter delivered by NxtPhase to Beacon setting forth a schedule of exceptions to Section 3 and/or Section 4 of this Agreement and attached hereto as Schedule "C";

"NxtPhase Financial Statements" means the audited consolidated financial statements of NxtPhase Corporation as at and for the year ended December 31, 2003, the audited consolidated financial statements of NxtPhase Corporation for the seven and one half month period ended August 17, 2004, the audited consolidated financial statements of NxtPhase for the four and one half month period ended December 31, 2004 and the unaudited consolidated financial statements of NxtPhase for the three month period ended March 31, 2005;

"NxtPhase IP Schedule" means, collectively, that certain NxtPhase IP Patent Schedule dated as of April 15, 2005 and that certain Trademark Report dated April 20, 2005, true and complete copies of which have been delivered to Beacon;

"NxtPhase Liabilities" means all of the liabilities and obligations of NxtPhase, absolute or contingent, including without limitation:

     (a) any outstanding and unpaid indebtedness, obligation or liability, for borrowed money, amounts unpaid for real or personal property or services, taxes, fines, judgments, wages or employment benefits of which NxtPhase is the obligor,

     (b) any amount payable by NxtPhase to a Dissenting Shareholder for NxtPhase Shares in respect of which Dissent Rights are exercised,

     (c) any liability, contingent or otherwise, under any instrument of guarantee or indemnity in favour of a third party of which NxtPhase is the obligor, or

     (d) any other indebtedness, liability or obligation involving the payment of money of which NxtPhase is the obligor, which, in accordance with GAAP, would be disclosed as a liability on NxtPhase's unconsolidated balance sheet;

"NxtPhase Meeting" means the special meeting of holders of NxtPhase Shares, and any adjournment thereof, to be held to consider and, if thought fit, to approve the Arrangement;

"NxtPhase Preferred Shares" means Class A Preferred Shares in the capital of NxtPhase;

"NxtPhase Shares" means, collectively, the NxtPhase Common Shares and the NxtPhase Preferred Shares;

"NxtPhase Shareholder" means a holder of NxtPhase Shares;

"Option" has the definition as set forth in Section 7.1 of the Investor Rights Agreement, as amended by the provisions of the Letter Agreement;

"Perseus" means Perseus 2000, L.L.C., a Delaware limited liability company;

"Perseus Financing" means the purchase of up to $1,500,000 of NxtPhase Preferred Shares at $4.50 per NxtPhase Preferred Share by Perseus in three tranches of $500,000 each and otherwise on the terms and conditions in the summary of terms between NxtPhase and Perseus dated as of the date hereof;

"Plan of Arrangement" means the plan of arrangement substantially in the form set out as Schedule "A" hereto and any amendment or variation thereto made in accordance with the terms hereof;

"Proxy Circular" means the Joint Proxy  Statement/Prospectus  (to be included as
Part 1 of the Registration  Statement on Form S-4 to be filed by Beacon with the
SEC) to be sent to NxtPhase Shareholders in connection with the NxtPhase Meeting and to Beacon Shareholders in connection with the Beacon Meeting;

"Registration Statement" means the registration statement with respect to the Beacon Shares to be issued in connection with the Arrangement as declared effective by the SEC under the 1933 Act;

"SEC" means the United States Securities and Exchange Commission;

"Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of November 12, 2004 by and among NxtPhase and the holders of NxtPhase Preferred Shares, as amended to date;

"Subsidiary" means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate;

"Tax" and "Taxes" means any Canadian or United States federal, state or local or any non-United States or non-Canadian net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, capital, paid-up capital, profits, lease, service, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax;

"Taxing Authority" means each national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction;

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

"Termination Date" means December 31, 2005;

"Trading Day" means a day on which Beacon Shares is traded on Nasdaq;

"VWAP" means the daily dollar volume-weighted average sale price for the Beacon Shares on Nasdaq on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as Nasdaq publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time
(or such other time as Nasdaq publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as Nasdaq publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as Nasdaq publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. All such determinations of VWAP shall be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Exchange Value as set forth in Section 2.1; and

"Working Opportunity Fund" means Working Opportunity Fund (EVCC), Ltd., a British Columbia corporation.

1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided:

     (a) "this Agreement" means this Agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

     (b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

     (c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

     (d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

     (e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

     (f) a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

     (g) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including" is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

     (h) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day; and

     (i) all references to "approval", "authorization" or "consent" in this Agreement means written approval, authorization or consent.

1.3 Schedules.  Attached to and forming part of this Agreement are the following
Schedules:

         Schedule "A"               -       Plan of Arrangement
         Schedule "B"               -       Terms of Beacon RSUs
         Schedule "C"                       NxtPhase Disclosure Letter
         Schedule "D"                       Letter Agreement


                                     PART 2
                                   ARRANGEMENT

2.1 Share Exchange. Beacon will acquire all of the issued and outstanding NxtPhase Shares in accordance with the Plan of Arrangement as follows:

     (a) each NxtPhase Share held by a NxtPhase Shareholder (other than Beacon) issued pursuant to the Perseus Financing, shall be, and be deemed to be, transferred to Acquisitionco, free and clear of all Encumbrances, in consideration of the issue to such NxtPhase Shareholder of that number of Beacon Shares having a value equal to $4.50 per NxtPhase Share plus the amount of all accrued and unpaid dividends on such NxtPhase Share in accordance with the terms of the NxtPhase Preferred Shares (i.e. at a rate per annum of 8%, but for this purpose whether or not declared) from the date of issue of such NxtPhase Shares to but excluding the Effective Date (the "New Financing Consideration"). For this purpose, Beacon Shares shall have a value equal to the 20-day VWAP as of the date of this Agreement.

     (b) each NxtPhase Share held by a NxtPhase Shareholder, other than those held by NxtPhase Shareholders who have exercised the Dissent Right and other than those issued pursuant to the Perseus Financing, shall be, and be deemed to be, transferred to Acquisitionco, free and clear of all Encumbrances, in consideration of the issue to such NxtPhase
          Shareholder  of such number of Beacon  Shares  calculated  pursuant to
          Section 2.1(c) as the "Exchange Value", in accordance with the Plan of Arrangement;

     (c)  the "Exchange Value" shall be calculated as follows:

                  Exchange Value   =     Aggregate Beacon Shares
                                        ---------------------------
                                         Aggregate NxtPhase Shares

                  Aggregate Beacon Shares   =    Aggregate Consideration
                                                --------------------------
                                                 Beacon Share Price

                  Aggregate Consideration   =   $14,235,000:

                    (i) plus the aggregate issue price of any NxtPhase Shares, if any, issued by NxtPhase, in accordance with Section 4.2, between the date of this Agreement and the Effective Date, including, for greater certainty, the amount received by NxtPhase for any NxtPhase Shares issued pursuant to the Perseus Financing (other than NxtPhase Shares issued to Beacon) and to El Dorado in accordance with the Securities Purchase Agreement, and


                    (ii) minus  the  aggregate  amount  of  non-working  capital indebtedness, if any, incurred by NxtPhase, in accordance with Section 4.2, between the date of this Agreement and the Effective Date, and


                    (iii) minus the amount of the New Financing Consideration.

                  Beacon Share Price   =   20-day VWAP of Beacon Shares as of
                                           the date of this Agreement

                  Aggregate NxtPhase Shares =   2,548,718 plus an additional
                                                66,667 NxtPhase Shares to be
                                                issued to El Dorado immediately
                                                prior to the Effective Date
                                                pursuant to the Securities
                                                Purchase Agreement plus the
                                                aggregate number of any other
                                                NxtPhase Shares, if any, issued
                                                by NxtPhase, in accordance with
                                                Section 4.2, between the date of
                                                this Agreement and the Effective
                                                Date, other than those issued
                                                pursuant to the Perseus
                                                Financing.

     (d) the Exchange Value and the New Financing Consideration shall each be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting Beacon Shares between the date of this Agreement and the Effective Date;

     (e) each NxtPhase Share of a NxtPhase Shareholder who sent to NxtPhase a written objection to the resolution to approve the Arrangement at or prior to the NxtPhase Meeting, as modified by the Interim Order or the Final Order, shall be, and shall be deemed to be, transferred to NxtPhase for cancellation and cancelled contemporaneously with the acquisition by Beacon and Acquisitionco of NxtPhase Shares pursuant to
          Section 2.1 and such NxtPhase Shareholders shall thereupon have no rights or entitlements with respect to those NxtPhase Shares except as provided in Section 5 of the Plan of Arrangement; and

     (f) no certificates or scrip representing fractional shares of Beacon Shares issuable in connection with the Arrangement shall be issued to NxtPhase Shareholders upon the surrender for exchange of certificates that, immediately prior to the Effective Date, represented NxtPhase Shares converted into Beacon Shares pursuant to this Section 2.1, and NxtPhase Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Beacon with respect to any fractional shares of Beacon Shares that would otherwise have been issued to NxtPhase Shareholders. In lieu of any fractional shares of Beacon Shares that would have otherwise been issued, each NxtPhase Shareholder that would have been entitled to receive a fractional share of Beacon Shares shall, upon proper surrender of such NxtPhase Shareholder's certificates for NxtPhase Shares in accordance with the Letter of Transmittal from such NxtPhase Shareholder to Beacon, receive a cash payment equal to the Exchange Value multiplied by the fraction of a share that such NxtPhase Shareholder would otherwise be entitled to receive, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting Beacon Shares between the date of this Agreement and the Effective Date.

2.2      Proxy Circular.

As soon as practicable but in any event not later than June 30, 2005, Beacon will, subject to the prior review and written approval of NxtPhase, prepare the Proxy Circular for mailing to Beacon Shareholders and to NxtPhase Shareholders. The Proxy Circular will include all such information as is necessary to ensure compliance with the requirements of applicable corporate and securities laws of Beacon and NxtPhase in connection with the shareholder approval required by those companies for the Arrangement and compliance with the Interim Order, subject to the receipt by NxtPhase of an exemption order from the Director of the CBCA. NxtPhase will promptly apply to the Director of the CBCA for an exemption order exempting the Proxy Circular from the requirements of the CBCA with respect to the contents thereof. Beacon will ensure that all information included in the Proxy Circular, except such information relating to NxtPhase, does not contain a misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Proxy Circular that is necessary to make any statement that it makes not misleading in light of the circumstances in which it is made. NxtPhase will provide to Beacon all information about itself, its Affiliates and their respective directors, officers and shareholders as may be reasonably necessary to be included in the Proxy Circular pursuant to applicable laws. NxtPhase will ensure that all information included in the Proxy Circular relating to NxtPhase does not contain a misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Proxy Circular that is necessary to make any statement that it makes not misleading in light of the circumstances in which it is made. If, at any time prior to the time the Registration Statement is declared effective under the 1933 Act, any event or circumstance relating to NxtPhase or any of its Affiliates, or its or their respective officers, directors or shareholders, should be discovered by NxtPhase which is required to be set forth in an amendment or supplement to the Proxy Circular, NxtPhase shall promptly inform Beacon.

2.3      Shareholder Meetings.

     (a) As soon as practicable after the Registration Statement is declared effective by the SEC, NxtPhase will convene the NxtPhase Meeting and Beacon will convene the Beacon Meeting. Each of NxtPhase and Beacon will file the Proxy Circular with the appropriate regulatory authorities in all jurisdictions where the same is required to be filed and will mail the same to their shareholders and such other appropriate persons in accordance with applicable law and the Interim Order. The parties will cooperate with each other in connection with the preparation of documentation for submission of the Proxy Circular to regulatory authorities and the delivery to shareholders and other appropriate persons;

     (b) NxtPhase shall convene the NxtPhase Meeting and Beacon shall convene the Beacon Meeting in a timely and expeditious manner in accordance with the Interim Order and their Constating Documents on a date mutually convenient to the parties in accordance with the Interim Order and will solicit proxies to be voted at those meetings in favour of the Arrangement and other matters incidental thereto; and

     (c) NxtPhase shall advise Beacon forthwith upon receipt thereof, from and after the date upon which the Proxy Circular is distributed to shareholders of NxtPhase until and including the date of the NxtPhase Meeting, and immediately after the NxtPhase Meeting, of the number of NxtPhase Shares in respect of which NxtPhase has received, pursuant to the Interim Order, written objection to the special resolution respecting the Arrangement to be voted upon at the NxtPhase Meeting.

2.4      Interim Order and Final Order.

     (a) NxtPhase shall, as soon as reasonably practicable, apply to the Court for and diligently prosecute, pursuant to Section 192 of the CBCA, an Interim Order providing for, among other things, the calling and holding of the NxtPhase Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement. If the approval of the Arrangement at the NxtPhase Meeting as set forth in the Interim Order is obtained, thereafter NxtPhase shall forthwith use its reasonable best efforts to take the necessary steps to submit the Arrangement to the Court and apply for and diligently prosecute the Final Order in such fashion as the Court may direct and, as soon as practical thereafter and subject to compliance with any other conditions provided for in Part 5 hereof, NxtPhase shall file with the Director, pursuant to subsection 192(6) of the CBCA, a certified copy of the Final Order and all other necessary documents to give effect to the Arrangement.

     (b) The Interim Order sought by NxtPhase shall provide that for the purpose of the NxtPhase Meeting:

          (i) the securities of NxtPhase for which the holders shall be entitled to vote on the Arrangement shall be the NxtPhase Shares;

          (ii) the NxtPhase Shareholders shall be entitled to vote on the Arrangement together, and not as separate classes, with the NxtPhase Shareholders being entitled to one vote for each NxtPhase Share held; and

          (iii)the requisite majority for the approval of the Arrangement by the NxtPhase Shareholders shall be two-thirds of the votes cast by the NxtPhase Shareholders present in person or by proxy at the NxtPhase Meeting, voting together.

2.5      Beacon Securities Compliance and Other Registrations of Beacon.

(a) U.S. Federal Securities Laws. As promptly as practicable after the date hereof, Beacon and NxtPhase shall cooperate in the preparation of the
     Registration Statement and Proxy Circular to be mailed to Beacon Shareholders and NxtPhase Shareholders in connection with the Arrangement and the transactions contemplated thereby and to be filed by Beacon as part of the Registration Statement. Beacon shall use reasonable best efforts to promptly respond to any comments of the SEC, and to the extent such comments relate to NxtPhase, NxtPhase shall use reasonable best efforts to provide to Beacon any assistance required. Beacon shall use reasonable best efforts to cause all documents that it is solely responsible for filing with the SEC or other regulatory authorities under this Section 2.5, except information relating to NxtPhase contained in such documents, to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder and not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. NxtPhase will ensure that all information included in such documents relating to NxtPhase does not contain a misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, Beacon or NxtPhase, as the case may be, shall promptly inform the other of such occurrence and cooperate in having Beacon file with the SEC or its staff or any other Governmental Authority or government officials, and/or mailing to Beacon Shareholders or NxtPhase Shareholders, such amendment or supplement, if required. Beacon will advise NxtPhase, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Beacon Shares issuable in connection with the Arrangement for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) State Securities Laws. Beacon shall use reasonable best efforts to take all actions necessary required to be made by it to register or qualify the Beacon Shares to be issued in the Arrangement pursuant to all applicable U.S. state "blue sky" or securities laws and shall take all reasonable actions necessary to maintain such registrations or qualifications in effect for all purposes hereof.

(c) The Nasdaq Stock Market. Prior to the Effective Date, Beacon shall, if required by the rules of Nasdaq, use reasonable best efforts to file with Nasdaq a Notification Form: Listing of Additional Shares with respect to the Beacon Shares issuable in connection with the Arrangement.

2.6      Beacon RSUs.

Immediately following the Effective Date, Beacon will issue Beacon RSUs to the employees of NxtPhase in accordance with and subject to the terms and conditions set forth in the attached Schedule "B".

2.7      NxtPhase Securities Compliance.

NxtPhase will make all necessary filings and applications under Canadian provincial securities laws, rules and regulations required to be made by it in connection with the transactions contemplated herein and will take all reasonable actions necessary to comply with such laws, rules and regulations in all material respects.

2.8 Cooperation, Consents and Approvals. Each party will, and will cause each of its Subsidiaries to, cooperate and use its reasonable best efforts:

(a) to obtain, before the Effective Date, all authorizations, waivers, exemptions, consents, orders and other approvals from domestic or foreign courts, governmental or regulatory agencies, boards, commissions or other authorities, shareholders and third parties as are necessary for the consummation of the transactions contemplated hereby; and

(b) to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary or advisable under applicable laws and regulations to permit the completion of the Arrangement in accordance with the provisions of this Agreement and the Plan of Arrangement.

Each party will  vigorously  defend,  or cause to be  defended,  any lawsuits or
other  legal  proceedings   brought  against  it  or  any  of  its  Subsidiaries
challenging this Agreement or the implementation of the Arrangement.

                                     PART 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Beacon. Beacon and Acquisitionco represent and warrant to and in favour of NxtPhase as follows and acknowledges that NxtPhase is relying upon such representations and warranties in connection with the transactions contemplated herein:

(a) Each of Beacon and Acquisitionco is a corporation duly organized, validly existing and in good standing under applicable laws, has the corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it;

(b) the execution, delivery and performance of this Agreement by Beacon, including all matters contemplated hereby, have been authorized by all necessary corporate action, other than stockholder approvals, and Beacon has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c) Beacon has duly executed and delivered this Agreement and this Agreement is a valid and binding agreement enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity;

(d) as at the date of this Agreement, the authorized capital of Beacon consists of 110,000,000 Beacon Shares, of which 43,665,143 Beacon Shares are issued and outstanding as fully paid and non-assessable, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding;

(e) on the Effective Date, Beacon will have issued to Acquisitionco sufficient Beacon Shares to permit Acquisitionco to acquire all of the NxtPhase Shares as contemplated in the Arrangement, and Acquisitionco will be authorized by all necessary corporate action and will have all necessary power and authority to transfer such Beacon Shares to the NxtPhase Shareholders in consideration for the NxtPhase Shares held by such NxtPhase Shareholders.

3.2 Representations and Warranties of NxtPhase. NxtPhase represents and warrants to and in favour of Beacon as follows and acknowledges that Beacon is relying upon such representations and warranties in connection with the transactions contemplated herein:

(a) NxtPhase and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under applicable laws and is current and up to date with respect to all filings required thereunder, has the corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification is not, in the aggregate, material), and no proceedings have been taken by NxtPhase or, to the best of NxtPhase's knowledge, taken or threatened by any other person, with respect to the bankruptcy, insolvency, receivership, liquidation, dissolution or winding-up of NxtPhase or any of its Subsidiaries;

(b) the execution, delivery and performance of this Agreement by NxtPhase, including all matters contemplated hereby, have been authorized by all necessary corporate action, other than required stockholder approvals, and NxtPhase has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c) NxtPhase has duly executed and delivered this Agreement and this Agreement is a valid and binding agreement enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity;

(d) the authorized capital of NxtPhase consists of an unlimited number of NxtPhase Common Shares and an unlimited number of NxtPhase Preferred Shares, of which, as at the date of this Agreement, 1,000,000 NxtPhase Common Shares and 1,548,718 NxtPhase Preferred Shares are issued and outstanding as fully paid and non-assessable, and Section 3.2(d) of the NxtPhase Disclosure Letter contains a complete and accurate list of the names of all NxtPhase Shareholders and all holders of outstanding warrants, options or other rights ultimately exchangeable, exercisable or convertible for or into NxtPhase Shares, organized by the type of security held by each such holder and setting forth the amount of such security held by such holder;

(e) except as disclosed in Section 3.2(e) of the NxtPhase Disclosure Letter, no person has any right, agreement, option, understanding or commitment, present or future, contingent or absolute, oral or written, or any right capable of becoming any of the foregoing (including convertible or exchangeable securities, warrants or convertible or exchangeable obligations of any nature), whether legal, equitable, contractual or otherwise, for the purchase, allotment or issue of or conversion into any of the unissued shares of NxtPhase or any of its Subsidiaries or any unissued securities of NxtPhase or any of its Subsidiaries, or for the acquisition of any right or interest in any material portion of the property or assets of NxtPhase or any of its Subsidiaries (but not including commitments to customers of NxtPhase to supply NxtPhase products) or to require NxtPhase or any of its Subsidiaries to purchase, redeem or otherwise acquire any issued and outstanding shares in the capital of NxtPhase or any of its Subsidiaries;

(f) the NxtPhase Financial Statements, true and complete copies of which have been delivered to Beacon, present fairly the consolidated financial position of NxtPhase Corporation and its Subsidiaries or NxtPhase and its Subsidiaries, as the case may be, on a consolidated basis at the relevant dates and the results of its operations and the changes in its consolidated financial position for the periods indicated and have been prepared in accordance with GAAP, subject to usual year end adjustments in the case of statements for interim periods;

(g) there has been no Material Adverse Change in NxtPhase from that shown in the NxtPhase Financial Statements;

(h) the execution and delivery of this Agreement and the consummation of the Arrangement have been duly authorized by the board of directors of NxtPhase and do not and will not:

     (i) result in the breach of, or violate any term or provision of the Constating Documents of NxtPhase or any of its Subsidiaries,

     (ii) conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by, or result in the cancellation, suspension or material alteration of, any Material Contract, instrument, licence, permit or authority to which NxtPhase or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any material property of NxtPhase or any of its Subsidiaries is subject or result in the creation of any Encumbrance upon any of the material assets of
          NxtPhase or any of its Subsidiaries under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority, or

     (iii)violate any provision or law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to NxtPhase or any of its Subsidiaries;

(i) the Subsidiaries of NxtPhase consist of (and only of) NxtPhase T&D, Inc., a Delaware corporation, and NxtPhase does not have any equity securities or have the right to acquire equity securities of any other entity;

(j) NxtPhase owns all of the issued and outstanding shares of its Subsidiaries, and such shares have been validly issued to NxtPhase as fully paid and non-assessable and all such shares owned by NxtPhase are owned free and clear of all Encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares or other ownership interests in any NxtPhase Subsidiary;

(k) Section 3.2(k) of the NxtPhase Disclosure Letter sets forth each Material Contract between NxtPhase or any of its Subsidiaries and any other person and there are no Material Contracts, covenants, undertakings or other commitments of NxtPhase or any of its Subsidiaries or affiliates or any partnership or joint venture in which it or any of its Subsidiaries or affiliates is a partner or participant or any instruments binding on any of them or any of their respective material properties:

     (i) under which the consummation of the Arrangement would have the effect of imposing restrictions or obligations on NxtPhase, any of its Subsidiaries or any such partnership or joint venture materially greater than those imposed upon NxtPhase or any such Subsidiary, partnership or joint venture at the date hereof,

     (ii) which would give a third party, as a result of the Arrangement, a right to terminate any Material Contract to which NxtPhase or any of its Subsidiaries or any such partnership or joint venture is a party or to purchase any of their respective assets,

     (iii)under which the consummation of the Arrangement would impose material restrictions on the ability of NxtPhase or any of its Subsidiaries to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status, or

     (iv) under which the consummation of the Arrangement would impose material restrictions on the ability of NxtPhase or any of its Subsidiaries to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor;

     each Material Contract listed in Section 3.2(k) of the NxtPhase Disclosure Letter is in full force and effect and, to the best of the knowledge of NxtPhase, is valid, binding and enforceable against NxtPhase in accordance with its terms and no material breach or default exists in respect thereof on the part of any party thereto and no event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material breach or default;

(l) neither NxtPhase nor any of its Subsidiaries has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby;

(m) there are no actions, suits, proceedings or investigations commenced, or to the best knowledge of NxtPhase contemplated or threatened, against or affecting NxtPhase or any of its Subsidiaries or before or by any person or Governmental Authority or before any arbitrator of any kind nor, to the best knowledge of NxtPhase, are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations which, in either case, would prevent or hinder the Arrangement or which would involve the possibility of any material judgment or liability or which can reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of NxtPhase or any of its subsidiaries;

(n) there are no known or anticipated NxtPhase Liabilities or material liabilities of any of NxtPhase's Subsidiaries of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any material commitments, whether or not determined or determinable, in respect of which NxtPhase or any of its Subsidiaries is or may become liable except as disclosed on, reflected in or provided for in the NxtPhase Financial Statements or incurred in the ordinary course of business, and neither NxtPhase nor any of its Subsidiaries is in default in connection with any such liability or under any loan agreement, indenture or other instrument pursuant to which it has incurred any such liability;

(o) the corporate records and minute books of NxtPhase and each of its Subsidiaries, true and complete copies of which have been delivered to Beacon, as required to be maintained by it under the laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(p) NxtPhase and each of its Subsidiaries owns good and marketable title to its property and assets free and clear of Encumbrances except the Encumbrances listed in Section 3.2(p) of the NxtPhase Disclosure Letter;

(q)

     (i) NxtPhase and its Subsidiary own or have the right to use all Intellectual Property necessary to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided by NxtPhase or its Subsidiaries to other parties and to operate the internal systems of NxtPhase or its Subsidiary that are material to their respective business or operations. NxtPhase or its Subsidiary is the owner of all right, title, and interest in and to Intellectual Property listed in the NxtPhase IP Schedule (the "NxtPhase Intellectual Property"), free and clear of all Encumbrances. NxtPhase or its Subsidiary has taken all measures necessary to protect the proprietary nature of each item of NxtPhase Intellectual Property. NxtPhase has delivered to Beacon true and complete copies of all assignments and related documentation related to NxtPhase Intellectual Property. Other than as set forth in
          Section 3.2(q)(i) of the NxtPhase Disclosure Letter, to NxtPhase's knowledge, (a) no other person or entity has any rights to any of the NxtPhase Intellectual Property (except pursuant to agreements or licenses specified in Section 3.2(q)(ii) of the NxtPhase Disclosure Letter), and (b) no other person or entity is infringing, violating or misappropriating any of the NxtPhase Intellectual Property.

     (ii) Section 3.2(q)(ii) of the NxtPhase Disclosure Letter identifies each license or other agreement (or type of license or other agreement), pursuant to which NxtPhase or its Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any NxtPhase Intellectual Property. Section 3.2(q)(ii) of the NxtPhase Disclosure Letter identifies each item of Intellectual Property used by NxtPhase or its Subsidiary that is owned by a party other than NxtPhase or its Subsidiary (the "Licensed Intellectual Property"), and the license or agreement pursuant to which NxtPhase or its Subsidiary uses it (excluding off-the-shelf software programs licensed by NxtPhase or its Subsidiary pursuant to "shrink wrap" licenses).

     (iii)Each item of NxtPhase Intellectual Property and Licensed Intellectual Property will be owned or available for use by NxtPhase immediately following the Effective Date on substantially identical terms and conditions as it was immediately prior to the Effective Date.

(r) NxtPhase and each of its Subsidiaries has duly filed on a timely basis all Tax Returns required to be filed by it and has paid all Taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof; adequate provision has been made for Taxes payable for the current Tax period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements, providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency against, NxtPhase or any of its Subsidiaries; there are no actions, suits, proceedings, investigations or claims now threatened or pending against NxtPhase or any of its Subsidiaries in respect of Taxes, governmental charges or assessments, nor any matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority; all Tax Returns filed by NxtPhase and its Subsidiaries were complete and correct in all respects; there are no liens for Taxes upon any of NxtPhase's or any Subsidiary's assets, other than Liens for Taxes not yet due and payable; neither
     NxtPhase nor any Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code; neither NxtPhase nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is NxtPhase), and neither NxtPhase nor any Subsidiary has any liability for the Taxes of any Person (other than NxtPhase) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), or as a transferee or successor, or by contract, or otherwise; Section 3.2(r) of the NxtPhase Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by NxtPhase or any Subsidiary; no claim has ever been made by a Tax Authority in a jurisdiction where NxtPhase or any Subsidiary does not file Tax Returns that NxtPhase or any Subsidiary is or may be subject to Tax in that jurisdiction; neither NxtPhase nor any Subsidiary has, or has ever had, a permanent establishment or other taxable presence in any countries other than the country of such entities formation, as determined pursuant to applicable non-U.S. law and any applicable Tax treaty or convention between the United States and such foreign country;

(s) except as disclosed in Section 3.2(s) of the NxtPhase Disclosure Letter, NxtPhase and each of its Subsidiaries has withheld from each payment made to any of its officers, directors, and employees, past and present, the amount of all taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the proper tax and other receiving offices within the time required under any applicable tax legislation;

(t) NxtPhase has not declared or paid any dividends or made any distribution of its properties or assets to its shareholders nor disposed of any of its properties or assets or incurred any material indebtedness except as described in the NxtPhase Financial Statements or this Agreement;

(u) neither NxtPhase nor any of its Subsidiaries is in default in any material respect with respect to any permit held or order, writ, injunction or decree of any court, Governmental Authority or any arbitration panel;

(v) the business of NxtPhase and each of its Subsidiaries is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction;

(w) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, Governmental Authority, or any third party is required by, or with respect to NxtPhase or any of its Subsidiaries in connection with the execution and delivery of this Agreement by NxtPhase or the consummation by NxtPhase of the transactions contemplated hereby;

(x) the information and consolidated financial statements related to NxtPhase and provided by NxtPhase and contained in the Proxy Circular and any related documentation to be distributed in connection with the solicitation of proxies by the management of Beacon for the Beacon Meeting will be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made; and

(y)  none of the representations,  warranties or statements of fact made in this
     Section 3.2 contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

                                     PART 4
                                    COVENANTS

4.1  Conduct of Beacon Business.

Beacon hereby covenants and agrees that until the Effective Date, other than as contemplated in this Agreement or as expressly consented to by NxtPhase (which consent will not be unreasonably withheld or delayed), Beacon will not and will not permit any of its Subsidiaries to take or fail to take any action within its control which would result in a condition precedent to the Arrangement not being satisfied unless a waiver has been obtained with respect to such condition precedent.

4.2  Conduct of NxtPhase Business.

NxtPhase hereby covenants and agrees, other than as contemplated in this Agreement or as expressly consented to in writing by Beacon (which shall not be unreasonably withheld or delayed), NxtPhase will not and will not permit any of its Subsidiaries to:

(a) carry on its business, including but not limited to incurring debt, in a materially different manner than as set forth in the NxtPhase Business Plan;

(b) declare or make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(c) increase or decrease its paid-up capital or purchase or redeem any NxtPhase Shares;

(d) other than pursuant to the Perseus Financing or the issuance to El Dorado of 66,667 NxtPhase Preferred Shares in accordance with the Securities
     Purchase Agreement, on or before May 1, 2005, issue, authorize or propose the issuance of, or purchase or redeem or propose the purchase or redemption of, any NxtPhase Shares of any class or securities convertible into, or rights, warrants or options to acquire, any NxtPhase Shares or other exchangeable or convertible securities, rights, warrants or options, nor enter into any commitment or agreement therefor;

(e) other than pursuant to the Perseus Financing or the issuance to El Dorado of 66,667 NxtPhase Preferred Shares in accordance with the Securities Purchase Agreement, after May 1, 2005, issue, authorize or propose the issuance of, or purchase or redeem or propose the purchase or redemption of, any NxtPhase Shares of any class or securities convertible into, or rights, warrants or options to acquire, any NxtPhase Shares or other exchangeable or convertible securities, rights, warrants or options, the aggregate value of which exceeds $1,500,000, nor enter into any commitment or agreement therefor;

(f) issue, authorize or propose the issuance of, or purchase or redeem or propose the purchase or redemption of, any NxtPhase Shares of any class or securities convertible into, or rights, warrants or options to acquire, any NxtPhase Shares or other exchangeable or convertible securities, rights, warrants or options to any person or entity who is not a party to the Investor Rights Agreement, nor enter into any commitment or agreement therefor;

(g) reorganize, amalgamate or merge with any other person, corporation, partnership or other business organization whatsoever;

(h) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, amalgamation, consolidation or reorganization;

(i) other than as set forth in the NxtPhase Business Plan or in the ordinary course of business, enter into or modify any employment agreement (whether written or oral), grant any bonuses, severance or termination pay, other than in accordance with applicable law, or make any loan to any employee, officer or director, other than advances to such individuals for reasonable and necessary business expenses incurred by such individuals in the ordinary course of business on behalf of NxtPhase;

(j) take or fail to take any action within its control which would result in a condition precedent to the Arrangement not being satisfied;

(k) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) fail to use reasonable best efforts to ensure that the representations and warranties set forth in Sections 3.2 (g), (k), (m), (n), (p)-(s), (u)-(w) and (y) remain true and correct until the Effective Date as if made on and as of such date, except for failures or breaches of representations and warranties which would not result in a Material Adverse Change with respect to NxtPhase;

(m) alter or amend its Constating Documents as the same exist at the date of this Agreement; and

(n) the NxtPhase board of directors shall not permit the transfer of any NxtPhase Shares to any individual or entity other than an affiliate of a NxtPhase Shareholder as of the date of this Agreement who also becomes a party to the Investor Rights Agreement. In the event of any such permitted transfer, NxtPhase shall promptly provide notice to Beacon and copies of all relevant transfer documents.

4.3  Access to Books and Records.

Beacon and NxtPhase upon reasonable notice shall, during the period prior to the Effective Date, afford the other party and its accountants, counsel and other representatives, full access during normal business hours to the properties, books, contracts, commitments and records of the other party and its Subsidiaries in its possession or to which it has access and furnish promptly to the other party a copy of all information concerning its business, properties and personnel as the other party may reasonably request.

4.4  Alternative Offer.

NxtPhase agrees that it will not, without Beacon's prior written consent, directly or indirectly, solicit or initiate any expression of interest, proposal or offer from, or negotiate with, or enter into any letter of intent or similar document or any contractual agreement or commitment, any person other than Beacon relating to the acquisition of NxtPhase Shares, any amalgamation, merger or other form of business combination involving NxtPhase or any NxtPhase Subsidiary, any sale, lease, exchange or transfer of all or a substantial portion of the assets of NxtPhase, or any takeover bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or transaction involving NxtPhase or any NxtPhase Subsidiary (any offer or proposal relating to any such transaction, an "Acquisition Proposal"). NxtPhase will ensure that its representatives, including those of any NxtPhase Subsidiary, are aware of the provisions of this Section 4.4 and NxtPhase will be responsible for any breach of this Section 4.4 by any of the foregoing and any such breach shall be considered a breach by NxtPhase. NxtPhase shall within one day of receipt inform Beacon of receipt of any written or oral Acquisition Proposal, and provide Beacon with the identity of the party making the Acquisition Proposal and the material terms thereof.

4.5  Indemnification of NxtPhase Directors; Directors and Officers Insurance.

NxtPhase, prior to the Effective Date, will directly or indirectly cause the persons who served as directors or officers of NxtPhase or its Subsidiary on or before the Effective Date to be covered by a run off directors' and officers' liability insurance policy for NxtPhase's existing directors and officers with the same coverage and amounts containing terms and conditions which are not less advantageous than NxtPhase's existing directors' and officers' liability policy.

4.6  Amendment No. 2 to Beacon Rights Agreement.

The Beacon board of directors will take all reasonable action necessary to irrevocably amend the Beacon Rights Agreement so that the consummation of the transactions contemplated by this Agreement and the Arrangement will not result in the Rights (as defined in the Beacon Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Beacon Shares.

4.7  Registration Obligations for Affiliates.

Section 4.7 of the NxtPhase Disclosure Letter sets forth a list of those people who are, in NxtPhase's reasonably judgment, "affiliates" of NxtPhase, within in the meaning of Rule 145 promulgated by the 1933 Act (each a "Rule 145 Affiliate"). Perseus and its affiliates shall be considered "affiliates" of NxtPhase for purposes of this Section 4.7. NxtPhase shall notify Beacon in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Effective Date. Beacon shall be entitled to place appropriate legends on the certificates evidencing any Beacon Shares to be received by Rule 145 Affiliates pursuant to the terms of this Agreement reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Beacon Shares.

4.8  Consents.

NxtPhase shall use reasonable best efforts to obtain, prior to the Effective Date, the waivers, consents and/or approvals required for NxtPhase to execute and deliver this Agreement and consummate the Arrangement pursuant to the terms of any Material Contract.

4.9  Material Changes.

Each party will advise the other party orally and in writing of any material change with respect to it or its Subsidiaries on a consolidated basis promptly after such material change has occurred.

                                     PART 5
                              CONDITIONS PRECEDENT

5.1  Mutual Conditions Precedent.

The obligations of the parties to complete the transactions contemplated by this Agreement and to file the documents required to give effect to the Arrangement shall be subject to satisfaction of or mutual waiver by the parties on or before the Effective Date of each of the following conditions:

(a) the Arrangement, with or without amendment, shall have been approved at the NxtPhase Meeting in accordance with the provisions of the Interim Order and the Arrangement shall have otherwise been approved and adopted by the requisite majorities of persons entitled to vote thereon as determined by the Court or by any other rules and policies of Canadian corporate and securities regulatory authorities having jurisdiction;

(b) the Registration Statement (including any post-effective amendment thereto) shall be effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding shall be pending or to the knowledge of Beacon threatened by the SEC to suspend the effectiveness of such Registration Statement, and Beacon shall have received all U.S. state securities or "blue sky" permits or other authorizations, or confirmations, as to the availability of an exemption from registration requirements as may be necessary;

(c) the Interim Order and the Final Order shall have been obtained from the Court in form and substance satisfactory to each of the parties, acting reasonably;

(d) all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary for the completion of the transactions provided for in this Agreement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(e) the Beacon Shareholders shall have approved (i) the Plan of Arrangement and the issuance of Beacon Shares pursuant to the Arrangement and this Agreement, (ii) an amendment to the Beacon Certificate of Incorporation increasing the number of Beacon Shares authorized for issuance from 110,000,000 to 170,000,000 and (iii) an amendment to the Beacon Equity Incentive Plan increasing the number of Beacon Shares authorized for issuance under such plan from 9,000,000 to 23,000,000;

(f) subject to Section 4.7 and any applicable securities laws in the provinces of Canada, the issuance of the Beacon Shares pursuant to the Arrangement will comply with the registration requirements by the 1933 Act, and be registered and freely tradable shares in the United States upon issuance and will be exempt from the registration and prospectus requirements of applicable securities laws in each of the provinces of Canada in which NxtPhase Shareholders are resident; and

(g) no order or decree of any domestic or foreign court, tribunal, governmental agency or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order shall be enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Arrangement or the transactions contemplated thereby.

5.2  Conditions in Favour of Beacon.

The obligations of Beacon to complete the transactions contemplated by this Agreement and to file the documents necessary to give effect to the Arrangement are subject to the following conditions, each of which is for the exclusive benefit of Beacon and may be asserted or waived by Beacon in its sole discretion at any time, in whole or in part:

(a) the representations and warranties of NxtPhase as set forth in Sections 3.2(a)-(c), (d) (other than as a result of the Perseus Financing), (e),
     (f), (h)-(j), (l), (o), (t) and (x) shall be true and correct on and as of the Effective Date as if made on and as of such date and the covenants of NxtPhase to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed, except as affected by transactions contemplated or permitted by this Agreement and except for any failures or breaches of representations, warranties or covenants which would not result in a Material Adverse Change with respect to NxtPhase;

(b)  each  of the  NxtPhase  Shareholders  shall  have  entered  into  a  Letter
     Agreement,   other  than  Western  Technology  Seed  Investment  and  David
     Burnstein;

(c) NxtPhase and each of its Subsidiaries shall have delivered to Beacon a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Beacon;

(d) Dissent Rights shall not have been exercised prior to the Effective Date by any NxtPhase Shareholder who is a party to the Investor Rights Agreement.

With respect to Section 5.2(b), each party shall use reasonable efforts to ensure that such condition is satisfied and each party shall promptly inform the other in the event it receives an executed Letter Agreement from any NxtPhase Shareholder. In the event such condition remains unsatisfied on August 31, 2005, unless Beacon shall inform NxtPhase no later than August 31, 2005 that such condition is irrevocably waived by Beacon, this Agreement shall automatically terminate on such date and be of no further force and effect and neither party shall have any liability to the other hereunder or under the Letter Agreements.

5.3  Condition in Favour of NxtPhase.

The obligations of NxtPhase to complete the transactions contemplated by this Agreement and to file the documents necessary to give effect to the Arrangement are subject to the following condition, which is for the exclusive benefit of NxtPhase and may be asserted or waived by NxtPhase in its sole discretion at any time, in whole or in part:

(a) prior to the Effective Date, Beacon shall have received approval for the trading of Beacon Shares on Nasdaq; and

(b) the representations and warranties of Beacon as set out in this Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date and the covenants of Beacon to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed, except as affected by transactions contemplated or permitted by this Agreement and except for any failures or breaches of representations, warranties or covenants which would not result in a Material Adverse Change with respect to Beacon.

5.4  Notice and Cure Provisions.

Each party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would or would be likely to:

(a) cause any of the representations or warranties of any party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party hereunder prior to the Effective Date.

No party may elect not to complete the transactions contemplated hereby in reliance upon the conditions precedent contained in this Part 5 or any termination right under Part 6 unless the party intending to rely thereon has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition precedent or as a basis for the termination right, as the case may be. If any such notice is delivered, the notifying party will not be entitled to terminate this Agreement, provided that the receiving party is proceeding diligently to cure such matter, if curable, until the expiration of a period of 30 days from such notice.

                                     PART 6
                            AMENDMENT AND TERMINATION

6.1  Amendments.

The parties may mutually amend any provision of this Agreement at any time prior to the Effective Date; provided, however, that any amendment effected subsequent to approvals, if any, obtained at the Beacon Meeting or the NxtPhase Meeting shall be subject to any restrictions contained in the Delaware General Corporation Law or CBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior to subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior to subsequent such occurrence.

6.2  Termination by Agreement.

This Agreement may, at any time before the Effective Date, be terminated by unanimous agreement in writing of the parties hereto without further action on the part of their respective shareholders, notwithstanding anything contained herein, and notwithstanding the approval of this Agreement and the Arrangement by the shareholders of NxtPhase or the granting by the Court of the Final Order.

6.3  Termination Date.

If the Final Order, in form and substance satisfactory to the parties, has not been obtained by the parties hereto at or before 5:00 pm (Vancouver time) on the Termination Date, this Agreement shall terminate unless the parties otherwise agree.

6.4  Termination for Non-Fulfilment.

This Agreement shall terminate if the conditions precedent set forth in Section 5 are not satisfied or waived, as therein contemplated, on or before the Termination Date.

6.5  Other Termination.

Each of Beacon and NxtPhase may, in its sole discretion, terminate this Agreement if:

(a) a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official for Beacon or NxtPhase or for a substantial part of the assets of Beacon or NxtPhase is appointed and such appointment is neither made ineffective nor discharged within 21 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the affected party;

(b) Beacon or NxtPhase commences a voluntary proceeding under any applicable bankruptcy, insolvency or similar law of any jurisdiction (including, without limitation, any laws relating to a reorganization, arrangement or compromise of its debts) now or hereafter in effect, or consents to the entry of an order for relief in an involuntary proceeding under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of its creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(c) entry is made against Beacon or NxtPhase of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

6.6  Survival.

In the event of any termination of this Agreement, the provisions hereof will become void and neither party will have any liability to the other party in respect of this Agreement, except in respect of any breach of this Agreement which occurred on or before the Termination Date. Notwithstanding the foregoing, Sections 7.2, 7.7, 7.9 and 7.10 shall survive any termination of this Agreement.

                                     PART 7
                                     GENERAL

7.1  Notices.

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally, electronic mail or by telecopy addressed to the recipient as follows:

                  to Beacon or Acquisitionco:

            Beacon Power Corporation
            234 Ballardvale Street
            Wilmington, MA  01887

            Attention:  F. William Capp, President and Chief Executive Officer
            Facsimile:  978-694-9127
            Email:  capp@beaconpower.com

                  with a copy to:

            Albert L. Sokol, Esq.
            Edwards & Angell, LLP
            101 Federal Street
            Boston, MA  02110

            Facsimile:  617-517-5576
            Email:  asokol@EdwardsAngell.com

                  to NxtPhase:

            NxtPhase T & D Corporation
            3040 East Broadway
            Vancouver, BC, Canada V5M 1Z4

            Attention:  Andrea Johnston, President and Chief Executive Officer
            Facsimile:  604-215-9833
            Email:  ajohnston@nxtphase.com


                  with a copy to:

            Candy L. Saga, Esq.
            Farris, Vaughan, Wills & Murphy LLP
            P.O. Box 10026, Pacific Centre South
            25th Floor, 700 W. Georgia Street
            Vancouver, BC, Canada V7Y 1B3

            Facsimile:  604 661 9349
            Email:  csaga@farris.com


or to such other address as the relevant party may, from time to time, advise by notice in writing given pursuant to this Section 7.1. Any notice that is delivered shall be deemed to be delivered on the date of delivery if delivered prior to 5:00 p.m. (local time at the place of receipt) on a Business Day or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day. Any notice sent by electronic mail or facsimile transmission shall be deemed to be delivered on the date of transmission (for which confirmed receipt is provided to the sender) if transmitted prior to 5:00 p.m. (local time at the place of receipt) on a Business Day or the next Business Day if transmitted after 5:00 p.m. or on a non-Business Day.

7.2  Confidential Information.

Beacon and NxtPhase hereby agree that:

(a) "Confidential Information" shall be defined as the books and records, other documents, material and information of or relating to the disclosing party and/or its Subsidiaries, joint ventures or investments (whether or not in writing) disclosed or given by Beacon or NxtPhase to the other party in connection with this Agreement, or contained or ascertained as a result of any meeting with officers or directors of the other party or their agents, representatives or advisers, but does not include:

     (i) information which is now or hereafter enters the public domain through no action on the receiving party's part in violation of the terms or conditions hereof,

     (ii) information which was in the possession of Beacon or NxtPhase, as applicable, at the time of disclosure by the other party and was not acquired directly or indirectly on a confidential basis, or

     (iii)information already disclosed by the disclosing party to others on an unrestricted, non-confidential basis;

(b) if the Effective Date has not occurred by the Termination Date, Beacon and NxtPhase shall: (A) promptly return to the other party all written Confidential Information, together with all copies, extracts or summaries thereof; and (B) promptly destroy all notes, memoranda and other material prepared by the other party which reflect, interpret, evaluate, include or are derived from any Confidential Information and such destruction shall promptly thereafter be certified in writing to the other party provided, however, that Beacon and NxtPhase may retain such information as may be necessary to support or substantiate any opinion, advice, recommendation, whether written or oral, given in connection with the transactions contemplated hereby, provided that: (I) the other party is provided with written particulars of any retained Confidential Information; and (II) such information will not be used or disclosed to any party not subject hereto for any other purpose; and

(c)  without  the other  party's  express  prior  written  consent,  Beacon  and
     NxtPhase will not disclose to any person or entity (other than those directors, officers, employees, attorneys, agents, representatives and advisers who actually need to have the information for purposes of assistance with the transactions contemplated by this Agreement) either the Confidential Information or the terms, conditions or other facts with respect to the transactions contemplated by this Agreement unless disclosure is required under relevant securities laws or pursuant to an order entered into or a subpoena issued by a court of competent jurisdiction, in which event Beacon or NxtPhase, as applicable, will, prior to such disclosure, promptly advise and consult with the other party and its legal counsel concerning the information to be disclosed;

7.3  Assignment.

No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other parties; provided, that, Acquisitionco may assign its rights and obligations hereunder to an affiliate of Beacon.

7.4  Binding Effect.

This Agreement and the Arrangement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.5  No Third Party Beneficiaries.

This Agreement and the Arrangement does not confer any rights or remedies upon any person other than Beacon and NxtPhase and their respective successor and permitted assigns; provided, however, that (a) the provisions in Section 2.1 of this Agreement concerning the issuance of such number of Beacon Shares to the NxtPhase Shareholders calculated pursuant to the Exchange Value and the provisions of Schedule "A" are intended for the benefit of the NxtPhase Shareholders and (b) the provisions of Schedule "B" are intended for the benefit of the NxtPhase Employees (as defined therein).

7.6  Waiver.

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same. Waivers may only be granted upon compliance with the terms governing amendments set forth in Section 6.1, mutatis mutandis.

7.7  Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.8  Expenses.

All expenses incurred in connection with the Arrangement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

7.9  Time of Essence.

Time is of the essence of this Agreement.

7.10 Public Announcements.

Each of the parties hereto shall cooperate with the others in relaying information concerning this Agreement and the transaction contemplated herein, and shall furnish to and discuss with the other parties hereto drafts of all press and other releases prior to publication. No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, such consent not to be unreasonably withheld; provided that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Authority or to the public if so required by applicable law.

7.11 Further Assurances.

Each party will from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated hereby.

7.12 Counterparts.

This Agreement and any amendment, supplement or restatement of this Agreement may be executed and delivered in one or more counterparts each of which when executed and delivered shall be deemed an original but all of which together shall be deemed to constitute one and the same instrument.


         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date set forth above.

BEACON POWER CORPORATION



Per:     /s/James M. Spiezio
         ------------------------------------------
         Authorized Signatory



NXTPHASE T & D CORPORATION



Per:     /s/Andrea Johnston
         -------------------------------------------
         Authorized Signatory



BEACON ACQUISITION CO.



Per:     /s/James M. Spiezio
         ------------------------------------------
         Authorized Signatory